                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January, 2001 by and between Ultrak Operating, L.P., a Texas limited partnership, ("Ultrak") and Peter Beare, (the "Executive").

                                    RECITALS

      A. The Employer desires that the Executive continue to provide services for the benefit of the Employer and its affiliates and the Executive desires to accept such employment with the Employer.

      B. The Employer and the Executive acknowledge that the Executive will be a member of the senior management team of the Employer and, as such, will participate in implementing the Employer's business plan.

      C. In the course of employment with the Employer, the Executive has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates.

      D. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

      NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

      1. Employment. The Employer shall employ the Executive as its President and Chief Operating Officer and the Executive hereby accepts such employment on the following terms and conditions.


      2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority of the position of President and Chief Operating The Executive shall report to, and follow the direction of, the Chief Executive Officeror any other employee designated by the Chief Executive Officer of the Employer. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, religious or charitable boards or committees, so long as such activities do not significantly interfere with or present a conflict of interest with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

      3. Executive Loyalty. The Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he shall not provide assistance to, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, any other business similar to that of the Employer. The foregoing notwithstanding, except as provided for in Paragraph 9.D.(2) below, nothing herein contained shall be deemed to prevent the Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange.


      4. Term of Employment. Unless sooner terminated as hereinafter provided, this Agreement shall be entered into for a period of twelve (12) month's (the "Initial Term"), commencing on January 1, 2001 (the "Effective Date"). The term of employment shall be renewed automatically for successive periods of twelve
(12) month's each (a "Renewal Term") after the expiration of the Initial Term and any subsequent Renewal Term, unless the Employer provides the Executive, or the Executive provides the Employer, with written notice to the contrary at least sixty (60) days prior to the end of the Initial Term or any Renewal Term.

      5. Compensation.


            A. Salary. The Employer shall pay the Executive, or cause to be paid to the Executive by its appropriate European operations entity, an annual base salary of $225,000 USD (the "Base Salary"), payable in substantially equal installments, on a time schedule that is in accordance with the Employer's payroll policy for executives in effect at the time. The Executive's salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Employer will formally evaluate the Executive's performance and communicate the results to Executive no less than once a year. Executive will be eligible for performance-based increases in the Executive's base salary on the same terms and conditions normally afforded executive employees employed at Executive's level with Ultrak. The Executive's base salary will not be reduced during the Initial Term of the Agreement. Executive shall receive all regular costs of living and other standard raises or salary increases, if any, provided to other executive employees employed at Executive's level with Ultrak.

            B. Performance Bonus. The Executive shall be entitled to receive a bonus, if earned, to be determined according to the management bonus program established by Employer for each of Employer's fiscal years beginning January 1, 2001 and Executive shall be entitled to participate in the Ultrak Executive Management Stock Option Program.

            C. Other Benefits. During the term of this Agreement, the Employer shall:

                  (1) include the Executive in any medical, dental or health insurance, disability or life insurance, retirement plans and other benefit plans or programs as partially funded and maintained by Ultrak for the benefit of its employees;

                  (2) provide the Executive with three (3) weeks paid vacation in each year to be taken at a time or times reasonably agreeable to both the Executive and the Employer, in addition to Employer designated holidays and sick leave in accordance with the Ultrak policy;

                  (3) provide a monthly car allowance of $300.00 or full time use of a company owned vehicle; and,

                  (4) reimbursement for any reasonable professional
            associations, dues or educational seminars.


            D. Profit Sharing. The Executive shall not be entitled to participate in any profit sharing program of Employer, unless otherwise determined by Ultrak's CEO and/or Board of Directors, from time to time.

      6. Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended.

      7. Termination. Notwithstanding anything in Paragraph 4 of this Agreement to the contrary, the Executive's services shall terminate upon the first to occur of the following events:

            A. At the end of the term of this Agreement, including any Renewal Terms, if notice of intent not to renew was provided in accordance with Paragraph 4.

            B. Upon the Executive's date of death or the date the Executive becomes Disabled (as defined herein) . For purposes of this Agreement, the Executive is "Disabled" if the Executive, as a result of illness or incapacity, shall be unable to perform the essential functions of his job, with or without any reasonable accommodation required by law, for a period of three (3) consecutive months or for any aggregate period of six (6) months in any twelve
(12) month period. A termination of the Executive's employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

            C. For "cause," on the date the Employer provides the Executive with written notice that he is being terminated for Cause (as defined herein). For purposes of this Agreement, "Cause" exists if the Executive:

                  (1) commits any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement or commits any misdemeanor which in the sole discretion of Employer involves moral turpitude;

                  (2) willfully engages in acts that he knew, or should have known in the exercise of reasonable care, would cause material harm to Employer's property, goodwill or existing business interests; provided, however, that no act on Executive's part shall be considered "willful" unless done by Executive, in Employer's sole discretion, without a good faith and reasonable belief that his actions were in the best interest of the Employer;

                  (3) engages in any violation of any civil law, including but not limited to harassment (sexual and/or otherwise unlawful) and RICO laws.

                  (4) continues to fail to substantially perform his previously identified duties, or refuses to substantially perform his previously identified duties, thirty (30) calendar days after written demand for substantial performance is delivered by the Employer specifically identifying the manner in which the Employer believes Executive has failed or refused to substantially perform his duties.

                  (5) a material breach of any written Employer policies or
            procedures that are applicable to executives at Executive's level or higher within Ultrak, after written notice by the Employer to the Executive of such violation, and in the event of a procedural breach of any written Employer policies or procedures the failure by the Executive to undertake his best efforts to cure such procedural violation within a thirty (30) calendar day period where a cure within that time period is possible; provided, however, that "cause" will not exist if the policy violation would not normally be a dischargeable offense under the Employer's progressive discipline policies.

            D. On the date the Executive terminates his employment for any reason, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

            E. On the date the Employer terminates the Executive's employment for any reason, other than A-D set forth in this Paragraph 7.

            F. On the date the Executive terminates his employment for the following (1) a "Change of Control" of the Employer (as herein defined in paragrah 8A) in conjunction with either (a) a material change in the Executive's job duties that is inconsistent with the scope of responsibilities described in the attached Job Description for Executive, (or) (b) a reduction in the Executive's total compensation package.

            G. On the date the Executive terminates his employment following either (a) a material change in the Executive's job duties that is inconsistent with the scope of responsibilities described in the Executive's job description on file with the Company, (or) (b) a reduction in the Executive's total compensation package, provided that the Executive shall give the Employer thirty
(30) days written notice prior to such date of his intention to terminate this Agreement.

      8. Compensation Upon Termination.

            A. If the Executive's services are terminated pursuant to any of the provisions of A, B, E or G of Paragraph 7, the Executive, shall be entitled to the Base Salary through the later of: the Executive's final date of active employment; or the date of the Agreement's termination. The Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

If the Executive's services are terminated pursuant to Paragraph 7A, 7B, 7E and/or 7G, the Executive, upon agreement to and execution of a release of claims agreeable to Ultrak, shall be entitled to the continuation of the Base Salary plus benefits, exclusive of vacation accrual, at the rate as set forth in Paragraph 5A for a period of 18 months (the "Severance Period"), payable on a time schedule that is in accordance with the Employer's payroll policy for executives in effect at the time. During the Severance Period, if the Executive becomes an employee with or provides, consulting services for pay to any company or entity other than Employer or an affiliate of Employer, the Employer shall only be responsible for payment to the Executive of the amount by which the Executive's Base Salary exceeds the Executive's Base Compensation from his new employer during the remainder of the Severance Period.

Additionally, the Executive shall be entitled to the continuation of his Base Salary plus Other Benefits as set forth in this Paragraph for a period of 18 months if the Executive, pursuant to Paragraph 7F, terminates his employment following (1) a "Change of Control" of the Employer (as herein defined) in conjunction with either (a) a material change in the Executive's job duties that is inconsistent with the scope of responsibilities described in the attached Job Description for Executive, (or) (b) a reduction in the Executive's total compensation package, during the Initial Term. The occurrence of a "Change of Control" shall mean, for purposes of this Agreement:

            1) an ownership change in which any person/individual or entity, excluding George K. Broady, his family members, affiliates or related parties, in one or more transactions or series of transactions, directly or indirectly, acquires more than 50% of the record and beneficial ownership in the voting stock of the Employer; or

            2) the direct or indirect sale or exchange by the shareholders of the Employer of all or substantially all of the stock of the Employer; or

            3)    a merger or consolidation in which the Employer is a party; or

            4) the sale, exchange, or transfer of all or substantially all of the assets of the Employer.

            B. If the Executive's services are terminated pursuant to B or F set forth in paragraph 7, all stock options granted to the Executive under the Ultrak 1988 Non-Qualified Stock Option Plan and Amendments thereto or the Ultrak Incentive Stock Option Plan will become immediately vested.

      9. Protective Covenants. The Executive acknowledges and agrees that by virtue of his employment by, and relationship with Ultrak, he has acquired and will acquire "Confidential Information", as hereinafter defined, as well as special knowledge of the Employer's relationships with its customers and business brokers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer's relationships with its customers are and will continue to be valuable, special and unique assets of the Employer and that the identity of its customers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials or from materials available to the Employer's competitors; and (iii) that the Employer has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor.

      The Executive acknowledges and agrees that by virtue of his employment by and relationship with Ultrak that Ultrak agrees to provide the Executive with specialized training and instruction regarding Ultrak's operations, products sold and serviced by Ultrak, as well as marketing and operational techniques and strategies to the extent applicable to the Executive's employment with Ultrak. This training may be provided through direct experience or otherwise.

      The Executive acknowledges and agrees that by virtue of his employment by and relationship with Ultrak that Ultrak agrees to provide the Executive with an interest in the growth of the goodwill of Ultrak through his employment. Ultrak also agrees to provide expense reimbursements in accordance with Ultrak policy, access to confidential information, and contact with customers, contractors and vendors in order to help Ultrak develop goodwill for Ultrak.

      In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:

            A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer;

            B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses;

            C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound;

            D. The Executive agrees that, during the time of his employment and for a period of one (1) year after the termination of the Executive's employment under Paragraph 7A, C, D, E, F or G, the Executive will not, except on behalf of Employer, assist a Competing Business (as defined below) by doing any of the following prohibited acts:


                  (1) directly or indirectly, contact or solicit, or direct any one else to contact or solicit, any Covered Customer or Prospective Customer (as defined below) or Business Brokers (as defined below) for the purpose of selling or attempting to sell, any products and/or services that are the same or so similar to the products and services provided by the Employer to its customers that they would displace or reduce the volume of products or services sold by Employer to its customers during the term hereof. In addition, the Executive will not identify or disclose any such Covered Business Brokers, Covered Customers or Prospective Customers, or any part thereof, as being a business broker, customer or prospective customer of Employer to any person, firm, corporation, association, or other entity engaged in a Competing Business; or

                  (2) participate in a Competing Business by supervising, or providing, directly or indirectly, services or assistance to a Competing Business in a position that involves (a) duties or functions that are the same or substantially similar in their purpose to those provided by Executive to Employer, (b) duties or functions that would involve input into or direction of the Competing Business' decisions regarding, but not limited to, marketing, product or service development, engineering or research and development, financial planning, organizational change or restructuring, customer solicitations, and (c) direction or control over communications with Covered Customers and Prospective Customers, and Covered Brokers; provided, however, that nothing herein shall prevent Executive from directly owning less than one percent (1%) of the common stock of a publicly traded Competing Business or indirect ownership of an interest in a Competing Business through mutual funds or similar investment entities; or

                  (3) solicit or otherwise induce, on his own behalf or on
            behalf of any other person or entity, any person who is any of the Employer's employees to terminate employment with the Employer; or

                  (4) take any action as a consultant, advisor, officer,
            manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer's business brokers, customers, or prospective customers to induce the Employer's business broker, customer or prospective customer at issue to terminate or reduce in any way any aspect of the Employer's ongoing sales or services, or other business activities with the customer, broker or prospective customer that the Executive is then working for; or

                  (5) use any of the specialized training he has received from
            Ultrak; or

                  (6) use the goodwill developed with Ultrak's customers,
            contractors and vendors.

The foregoing restrictions in Paragraphs 9D(1)-(4) apply to activities by Executive anywhere within a fifty (50) mile radius of any office of Employer; and at the addresses or locations where Covered Customers and Prospective Customers and Covered Brokers are doing business at the time of the Executive's termination from employment or during a period of six (6) months prior to the Executive's termination from employment unless otherwise modified and agreed to in writing and authorized by the Employer's Chief Executive Officer.

            E. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 9 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 9 to such employer;

            F. A "Competing Business," as referred to in Paragraph 9 and its subparts, means any person or entity engaged in the business of providing competing goods or services that are the same or similar to the goods or services sold by Employer to its customers that they would displace or reduce the volume of products or services sold by the Employer to its customers. A "Covered Customer or Prospective Customer," as referred to in Paragraph 9 and its subparts, means any person or entity that (a) hold a contract with Employer, or requested a contract proposal, or had a contract proposal made to it by Employer, within the previous six (6) months; and (b) that Executive either had contact with or received confidential information about during the last six (6) months of Executive's employment with Employer. A "Covered Broker," as referred to in Paragraph 9 and its subparts, refers to any person or entity who, within the preceding twelve (12) months in the ordinary course of business for that person or entity, (a) acted as an agent or intermediary to facilitate the sale of goods or services sold by Employer; and, (b) had contact with Executive or was the subject of confidential information handled by the Executive.

            G. The Executive agrees that both during his employment and for a period of one (1) year thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any "Confidential Information" of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the term of this Agreement, except as otherwise provided for below. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer, except as otherwise provided for below. The Executive agrees that "Confidential Information" means (1) information created or compiled by Employer in the course of its business, including a formula, pattern, compilation, program, product, device, method, technique, or process, that (i) derives economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is subject to efforts by the Employer that are reasonable under the circumstances to keep it secret; or (2) information that was first acquired by Executive from or through Executive's employment with Employer and that is information the Employer indicated to the Executive should be maintained as confidential and not disclosed to others outside the company without permission by designating or marking it as "confidential" or through some other reasonable means of communication. The Employer acknowledges and agrees that Confidential Information does not include (1) information properly in the public domain, or
(2) information in the Executive's possession prior to the date of his original employment with the Employer. Nothing herein will be construed to preclude Executive from (i) disclosing Confidential Information to his personal accountants, tax advisors, or legal counsel, in confidence, where necessary for them to provide their professional services to Executive; or, (2) where compelled to do so by law (in response to a subpoena for example); provided, however, that if Executive believes he is compelled by law to make such a disclosure of Confidential Information he will provide Employer as much notice as practicable before making the disclosure.

            H. During and after the term of employment hereunder, the Executive will not remove from the Employer's premises any documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software and hardware, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive's possession, shall be returned to the Employer immediately. The Executive agrees to the return of such items, which shall be a requirement in order for the Executive to receive, at the time of such termination, or any time thereafter, any compensation due him pursuant to any paragraphs hereunder or otherwise; provided, however, that Employer will not make any withholdings or reduce the compensation due Executive under this agreement or otherwise without first identifying the item that has not been returned and providing Executive five (5) business days to return it.

            I. The Executive recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer's business operations or that relate to any of the Employer's work or projects, are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and
(2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. The Employer hereby notifies the Executive that the provisions of this Paragraph 9 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive's own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer;

            J. The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon termination of this Agreement, his complete list of the correct names and places of business and telephone numbers of all of its customers served by him and located within any or all of the territories to which he has been assigned, including all copies thereof wherever located. The Executive further agrees to promptly notify the Employer of the name and address of any new customer, and report all changes of a location of old customers, that are not otherwise already known to the Employer, so that upon the termination of this Agreement, the Employer will have a complete list of the correct names and addresses of all of its customers with which the Executive has had dealings. The Executive also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software or hardware, price lists, microfilm, or any other documents related to the Employer's business that were maintained by Executive in the course of his employment, including originals and copies thereof; and

            K. It is agreed that any breach or anticipated or threatened breach of any of the Executive's covenants contained in this Paragraph 9 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information.

      10. Acknowledgement of Ancillary Agreements and Consideration. The Executive and Ultrak agree that the protective covenants set forth in this Agreement are reasonable and necessary for the protection and enforcement of their agreements on property rights set forth in Paragraph 9 above. The Executive acknowledges that the Executive's agreement to be bound by the protective covenants set forth in Paragraph 9 is a concurrent and material inducement for Ultrak (i) to enter into the ancillary terms of this Agreement,
(ii) to initiate or continue the Executive's employment with Ultrak, and (iii) to provide the Executive with promises and consideration set forth in this Agreement. The Executive agrees that each agreement set forth in Paragraph 9 is an otherwise enforceable, ancillary agreement, and each is independently sufficient to support all of the protective covenants in Paragraph 9. The Executive agrees that these restrictions do not unreasonably restrict the Executive's ability to earn a living after termination of the Executive's employment. Ultrak agrees to provide the Executive the access to trade secrets, confidential and proprietary information, or specialized training and instruction, or the goodwill support, referred to in Paragraph 9 above within 30 days of the execution of this Agreement. This is not contingent upon Ultrak's employment with the Employer but it is contingent upon Ultrak complying with the protective covenants in Paragraph 9 and its subparts.

      11. Indemnification. Ultrak shall indemnify the Executive to the full extent authorized by law in the event he is made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of Ultrak or serves or served any other enterprise as a director, officer or employee at the request of Ultrak and in compliance with the corporate By-Laws.

      12. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is sent with postage prepaid thereon via regular mail on that date to the party for whom such notices are intended, or
(c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

      13. Waiver of Breach. A waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel by the nonbreaching party of any subsequent breach , and no waiver shall be valid unless it is contained in a signed writing.

      14. Right to Cure/Early Resolution Conference. If either party becomes aware of any breach of any material term of this Agreement, prior to taking any action based upon the alleged breach, the nonbreaching party will provide the other party written notice of the alleged breach within fourteen (14) days from the date on which the non-breaching party became aware of the alleged breach, and give the breaching party thirty (30) days from the date of the written notice to undertake best efforts to cure the alleged breach ("the right to cure period"). Failure by the nonbreaching party to provide written notice and an opportunity to cure will waive any right of the nonbreaching party to assert the alleged breach at a later time. Within fourteen (14) days after the expiration of the right to cure period, if the breaching party has not undertaken its best efforts to cure the alleged breach, the nonbreaching party will notify the breaching party of this failure and request, in writing, a meeting to discuss resolution of any disputes between the parties (the "Early Resolution Conference"). Provided, however, that Ultrak may at any time independently pursue the remedies specifically provided in Paragraph 9(K).

      15. Resolution of Disputes. In the event there is a dispute between the parties arising from any breach or alleged breach of this Agreement or as to the Executive's termination or compensation or as to any allegation that Ultrak has violated any of the Executive's employment, civil or other rights under any laws, statutes or constitutional provisions, and the provisions of Paragraph 14 have been unsuccessful to resolve the dispute, the parties agree that the suit will be subject to the mediation and binding arbitration provisions set forth in Attachment A. The parties agree to execute the Policy for Resolution of Disputes set forth in Exhibit A in conjunction with and upon execution of this Agreement.

      16. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer so long as the successor or assign of the Employer provides Executive employment in a position that is the same, or reasonably similar, in its responsibilities, compensation, benefits, and other terms and conditions.

      17. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

      18. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the extent necessary to protect the interests of both parties hereto, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the extent necessary to protect the interests of both parties hereto.

      19. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

      20. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

      21. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not prefatory language.

      22. Expenses. In any action brought by either the Executive or the Employer to enforce any of the provisions of this Agreement, all expenses incurred by the party in connection with such actions, including reasonable attorneys' fees, shall be borne by that party.

      23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

      IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:                                    EXECUTIVE:


By: /s/ George K. Broady                     By: /s/ Peter Beare
   ---------------------------                   ---------------------------
   George K. Broady                              Peter Beare
   Title: Chief Executive Officer


- ---------------------------------------------------
WITNESS:

By:
   ---------------------------
Print Name:
           -------------------

- -------------------------------------

- ----------------------------------------------------

                                    EXHIBIT A

                        POLICY FOR RESOLUTION OF DISPUTES

A. Agreement to Arbitrate.

      In the event that any employment dispute arises between Ultrak and the Executive, the parties involved will make all efforts to resolve any such dispute through informal means as outlined in Paragraph 14 of the Employment Agreement between Ultrak and the Executive. If these informal attempts at resolution fail and if the dispute arises out of or is related to the termination of employment, compensation of the Executive, or any alleged unlawful discrimination, or violation of any law, Ultrak and the Executive shall submit the dispute to final and binding arbitration. Provided, however, that Ultrak may at any time pursue the remedies specifically provided in Paragraph 9(K) of the Employment Agreement between Ultrak and the Executive.

      By accepting or continuing employment with Ultrak, the Executive agrees that arbitration is the exclusive remedy for all such arbitrable disputes other than the remedies specifically provided in Paragraph 9(K) of the Employment Agreement between Ultrak and the Executive; with respect to such disputes, no other action may be brought in court or any other forum (except actions to compel arbitration hereunder). THIS POLICY AND AGREEMENT TO ARBITRATE IS A FULL AND COMPLETE WAIVER OF THE PARTIES' RIGHTS TO A CIVIL COURT ACTION FOR ANY DISPUTES RELATING TO COMPENSATION, TERMINATION OF EMPLOYMENT, ANY CLAIMS WHATSOEVER RELATED TO ANY EMPLOYMENT AGREEMENT, ALLEGED OR ACTUAL VIOLATION OF ANY LAWS, RULES, REGULATIONS OR STATUTES RELATED TO THE EMPLOYMENT OF THE EXECUTIVE, OR ANY ALLEGED OR ACTUAL UNLAWFUL DISCRIMINATION, WHICH INCLUDES SEXUAL OR OTHER UNLAWFUL HARASSMENT. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH DISPUTES.

      Employment disputes arising out of or related to termination of employment or alleged unlawful discrimination, which includes sexual or other unlawful harassment, shall include, but not be limited to, the following: alleged violations of federal, state, and/or local constitutions, statutes, or regulations; claims based on any purported breach of contractual obligations; and claims based on any purported breach of duty arising in tort, including violations of public policy. Disputes related to injuries covered by workers' compensation and unemployment compensation and the Employee Retirement Income Security Act of 1974 (ERISA) are not arbitrable hereunder.

B. Attempt at Informal Resolution of Disputes (Mediation).

      Prior to submission of any dispute to arbitration, Ultrak and the Executive shall attempt to resolve the dispute informally through mediation. Ultrak and the Executive will select a mediator from a list provided by the American Arbitration Association or other recognized dispute resolution provider that will assist the parties in attempting to reach a settlement or bind the parties. The mediator may make settlement suggestions to the parties but shall not have the power to impose a settlement upon them. If the dispute is resolved in mediation, the matter shall be deemed closed upon execution of a document memorializing the resolution and signed by both parties. If the dispute is not resolved in mediation and goes to the next step (binding arbitration), any proposals or compromises suggested by either of the parties or the mediator shall not be referred to or have any bearing on the arbitration procedure. The mediator cannot also serve as the arbitrator in the subsequent proceeding unless all parties expressly agree in writing. Ultrak shall bear the full costs of the mediator's fees and any reasonable costs associated with the mediation proceedings.

C. Request for Arbitration.

      1. Arbitration Procedures.

      The Executive or his/her representative must submit a "Request for Arbitration" in writing to the President of Ultrak within one (1) year or the statutory period required under Federal and/or Texas State law of (i) the termination of employment (including resignation), (ii) the incident giving rise to the dispute or claim, or, (iii) in the case of unlawful discrimination, including sexual or other unlawful harassment, the alleged conduct. This time limitation will not be extended for any reason and shall not be subject to tolling, equitable or otherwise. If the "Request for Arbitration" is not submitted in accordance with the aforementioned time limitations, the Executive will not be able to bring his/her claim to this or any other forum. The Executive can obtain a "Request for Arbitration" form from the President of Ultrak or submit his/her own "Request for Arbitration" form, as long as it clearly states "Request for Arbitration" and includes the following information:

            a. A factual description of the dispute in sufficient detail to advise the parties of the nature of the dispute;
            b.    The date when the dispute first arose;
            c. The names, work locations, telephone numbers of any co-workers or supervisors with knowledge of the dispute; and
            d.    The relief requested by the party.

      Ultrak will respond in a timely manner to any "Request for Arbitration," initiated by the Executive so that the parties can begin the process of selecting an arbitrator. Such response may include any counterclaims that Ultrak chooses to bring against the Executive.

      2. Selection of the Arbitrator.

            All disputes will be resolved by a single arbitrator. The arbitrator will be mutually selected by Ultrak and the Executive. If the parties cannot agree on an arbitrator, then a list of seven (7) arbitrators, experienced in employment matters, shall be provided by the American Arbitration Association. The arbitrator will be selected by the parties who will alternately strike names from the list. The last name remaining on the list will be the arbitrator selected to resolve the dispute. Upon selection, the arbitrator shall set an appropriate time, date and place for the arbitration, after conferring with the parties to the dispute.

            3. Arbitrator's Authority.

            The arbitrator shall have the powers enumerated below:

            a. Ruling on motions regarding discovery, and ruling on procedural and evidentiary issues arising during the arbitration;

            b. Issuing protective orders on the motion of any party or third party witness (such protective orders may include, but not be limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses); and

            c. Determining only the issue(s) submitted to him/her (the issue(s) must be identified in the "Request for Arbitration" or counterclaims, and any issue(s) not so identified in those documents shall be deemed to be and is/are outside the scope of the arbitrator's jurisdiction, and any award involving those issue(s) shall be subject to a motion to vacate).

            4. Pleadings.

            a. A copy of the "Request for Arbitration" shall be forwarded to the arbitrator within five (5) calendar days of his/her selection.

            b. Within ten (10) calendar days following submission of the Executive's "Request for Arbitration" to the arbitrator, Ultrak shall respond in writing to the "Request for Arbitration" to the arbitrator by answer and/or demurrer. The answer or demurrer shall be served on the arbitrator and the Executive.

            c. The answer to the "Request for Arbitration" shall include the following information:

                  (1) A response, by admission or denial, to each claim set forth in the "Request for Arbitration";

                  (2) All affirmative defenses asserted by Ultrak to each claim; and

                  (3) All counterclaims Ultrak asserts against the Executive and any related third party claims.

            d. If Ultrak contends that some or all of the Executive's claims set forth in the "Request for Arbitration" are barred as a matter of law, it may respond by demurrer setting forth the legal authorities in support of its position. If Ultrak demurs to less than the entire "Request for Arbitration," Ultrak must answer those claims to which it does not demur at the same time that it submits its demurrer.

            e. The Executive shall have twenty (20) calendar days to oppose Ultrak's demurrer. Any opposition must be in writing and served on the arbitrator and Ultrak.

            f. If Ultrak's answer alleges a counterclaim, within twenty (20) days of service of the answer, the Executive shall answer and/or demur to the counterclaim in writing and serve the answer and/or demurrer on the arbitrator and Ultrak. If the Executive demurs to any counterclaim, Ultrak shall have twenty
                  (20) calendar days from its receipt of the demurrer to submit a written opposition to the demurrer to the Executive and the arbitrator.

            g. The arbitrator shall rule on demurrer(s) to any claims and/or counterclaims within fifteen (15) calendar days of service of the moving and opposition papers.

            h. If any demurrer is overruled, the moving party must answer those claims to which it demurred within five (5) calendar days of the arbitrator's ruling. The answer must be served on the arbitrator and the opposing party.

            i. When all claims and counterclaims have been answered, the arbitrator shall set a time and place for hearing which shall be no earlier than three (3) months from the day on which the parties are notified of the date of hearing and no late than twelve (12) months from the date on which the arbitrator sets the date of the hearing.

            j. The above rules apply whether the arbitration is initiated by the Executive or by Ultrak. Should arbitration be initiated by Ultrak, the Executive shall have all rights of response, demand and counterclaim, and otherwise as outlined above.

            5. Discovery.

            The discovery process shall proceed and be governed as follows:

            a.    Parties may obtain discovery by any of the following methods:

                  (1) Depositions upon oral examination, one (1) per side as of right, with more permitted if leave is obtained from the arbitrator;

                  (2) Written interrogatories, up to a maximum combined total of (20), with the responding party having twenty (20) days to respond;

                  (3) Request for production of documents or things or permission to enter upon land or other property for inspection, with the responding party having twenty (20) days to produce the documents and allow entry or to file objections to the request; and

                  (4) Physical and mental examination, in accordance with the Federal Rule of Civil Procedure 35(a).

            b. Any motion to compel production, answers to interrogatories or entry onto land or property must be made to the arbitrator within fifteen (15) days of receipt of objections.

            c.    All discovery requests shall be submitted no less than sixty
                  (60) days before the hearing date.

            d. The scope of discoverable evidence shall be in accordance with Federal Rule of Civil Procedure 26(b)(1).

            e. The arbitrator shall have the power to enforce the aforementioned discovery rights and obligations by the imposition of the same terms, conditions, consequences, liabilities, sanctions, and penalties as can or may be imposed in like circumstances in a civil action by a federal court under the Federal Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person.

            6. Hearing Procedure.

            The hearing shall proceed according to the American Arbitration Association's Rules with the following amendments:

            a. The arbitrator shall rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

            b. Each party has the burden of proving each element of its claim or counterclaims, and each party has the burden of proving any of its affirmative defenses.

            c. In addition to, or in lieu of, closing arguments, either party shall have the right to present post-hearing briefs, and the due date for exchanging post-hearing briefs shall be mutually agreed on by the parties and the arbitrator.

            7. Substantive Law.

            The applicable substantive law shall be the law of the State of Texas or federal law. If both federal and state law speak to a cause of action, the Executive shall have the right to elect his/her choice of law. However, choice of law in no way affects the procedural aspects of the arbitration, which are exclusively governed by the provisions of this Policy.

            8. Opinion and Award.

            The arbitrator shall issue a written opinion and award, in conformance with the following requirements:

            a. The opinion and award must be signed and dated by the arbitrator.

            b. The arbitrator's opinion and award shall decide all issues submitted.

            c. The arbitrator's opinion and award shall set forth the legal principles supporting each part of the opinion.

            d. The arbitrator shall have the same authority to award remedies and damages as provided to a judge and/or jury under parallel circumstances.

            9. Fees and Costs.

            Fees and costs shall be allocated in the following manner:

            a. Each party shall be responsible for its own attorneys' fees, except as provided by law;

            b. Ultrak shall bear the full cost of the arbitrator's fees and any costs associated with the facilities for the arbitration.

            c. Ultrak and the Executive shall each bear an equal one-half of any court reporters' fees, assuming both parties want a transcript of the proceeding. If one party elects not to receive a transcript of the proceedings, the other party will bear all of the court reporters' fee. However, such an election must be made when the arrangements for the court reporter are being made.

            d. Each party shall be responsible for its costs associated with discovery.

D. Severability.

            In the event that any provision of this Policy is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under the law and all remaining terms and provisions of this Policy shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:                                    EXECUTIVE:

By: /s/ George K. Broady                     By:  /s/ Peter Beare
  ------------------------------                 -----------------------------
   George K. Broady                               Peter Beare
Title: Chief Executive Officer